Exhibit 12

		                  CAROLINA TELEPHONE AND TELEGRAPH COMPANY
       	       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
			                         (Thousands of Dollars)


	                            			Three Months Ending    Six Months Ending
				                                  June 30,              June 30,
		                            		-------------------    -----------------
				                                (Unaudited)           (Unaudited)

                            				    1996       1995       1996      1995
				                                ----       ----       ----      ----
Net income                      $ 32,413   $ 24,706   $ 62,530  $ 46,490

Capitalized interest                (610)       (61)    (1,049)     (115)

Income tax provision              19,025     15,275     37,555    28,871
                            				 -------    -------    -------   -------
Subtotal                          50,828     39,920     99,036    75,246

Fixed charges
   Interest charges                5,613      6,029     11,342    11,355
   Interest factor of operating
     rents                           536        592      1,144     1,155
                            				 -------    -------    -------   -------
Total fixed charges                6,149      6,621     12,486    12,510
		                            		 -------    -------    -------   -------

Earnings, as adjusted           $ 56,977   $ 46,541   $111,522  $ 87,756
                            				 =======    =======    =======   =======

Ratio of earnings to fixed
   charges                          9.27       7.03       8.93      7.01
                             			    ====       ====       ====      ====














NOTE: The above ratios have been computed by dividing fixed charges into the sum of (a) net income less capitalized interest included in income, (b) income taxes, and (c) fixed charges. Fixed charges consist of interest on all indebtedness (including amortization of debt issuance expenses) and the interest component of operating rents.

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